Exhibit 99.1

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2017

Andover, MA, February 22, 2018 (GLOBE NEWSWIRE) – Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2017. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the fourth quarter ended December 31, 2017 increased to $58,771,000, compared to $48,085,000 for the corresponding period a year ago, and increased from $56,888,000 for the third quarter of 2017. Fourth quarter bookings increased to $71,343,000 from $55,082,000 for the corresponding period a year ago, and increased from $64,280,000 for the third quarter of 2017.

Gross margin increased to $26,931,000 for the fourth quarter of 2017, compared to $21,499,000 for the corresponding period a year ago, and increased from $25,143,000 for the third quarter of 2017. Gross margin, as a percentage of revenue, increased to 45.8% for the fourth quarter of 2017, compared to 44.7% for the fourth quarter of 2016, and increased from 44.2% for the third quarter of 2017.

Net income for the fourth quarter was $1,611,000, or $0.04 per diluted share, compared to a net loss of $(2,688,000), or $(0.07) per share, for the corresponding period a year ago and a net loss of $(11,000), or $(0.00) per share, for the third quarter of 2017. The Company recorded a net income tax benefit of $895,000 during the fourth quarter of 2017, contributing to the net income for the quarter. This net benefit was primarily due to the Company’s Alternative Minimum Tax (“AMT”) credit carry-forwards of approximately $736,000 becoming fully refundable in future years, due to the repeal of the corporate AMT under the recently enacted Tax Cuts and Jobs Act (H.R. 1).

Revenues for the year ended December 31, 2017, increased 13.8% to $227,830,000 from $200,280,000 for the corresponding period a year ago. Net income for the current year was $167,000, or $0.00 per diluted share, compared to a net loss of $(6,247,000), or $(0.16) per share, for the corresponding period a year ago.

Cash used for operating activities totaled $3,752,000 for the fourth quarter of 2017, compared to cash provided by operating activities of $2,128,000 for the corresponding period a year ago and cash provided by operating activities of $1,341,000 for the preceding third quarter of 2017. Due to a net increase in non-cash working capital items brought about by the timing of certain transactions, cash and cash equivalents sequentially decreased by $4,706,000 to approximately $44,230,000 at the end of the fourth quarter of 2017 from $48,936,000 at the end of the third quarter of 2017.

Total backlog at the end of the fourth quarter of 2017 was $73,054,000, compared to $60,074,000 at the end of the third quarter, and $48,371,000 at the end of 2016.

Commenting on recent developments, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “The transition of XPUs (CPUs, GPUs and ASICs) to 48V, and away from legacy 12V infrastructure, is about to accelerate with the introduction of higher performance XPUs enabled by 48V. Early adopters and industry leaders are paving the way for broader conversion to 48V, and this emerging trend is beginning to reflect itself in our bookings performance: following third quarter sequential growth of 8%, fourth quarter net bookings grew 11% sequentially to $71 million. With $73 million in backlog as of year-end, we expect revenues to increase by 11% sequentially for the first quarter of 2018.”

Dr. Vinciarelli continued, “With rising volumes, our advanced products have recently achieved profit margins exceeding those of our legacy bricks. As advanced products are forecast to make up a larger fraction of total revenue, revenue growth and margin expansion are expected to bring about significant earnings growth starting in the first quarter of 2018.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 22, 2018 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 94763901. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 9, 2018. The replay dial-in number is 888-286-8010 and the Passcode is 78192792. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intend,” “estimate,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2016, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	DEC 31, 2017	DEC 31, 2016	DEC 31, 2017	DEC 31, 2016
Net revenues	$58,771	$48,085	$227,830	$200,280
Cost of revenues	31,840	26,586	126,174	109,071

Gross margin	26,931	21,499	101,656	91,209

Operating expenses:
Selling, general and administrative	15,033	14,032	58,092	55,675
Research and development	11,442	10,024	44,924	41,848

Total operating expenses	26,475	24,056	103,016	97,523

Income (loss) from operations	456	(2,557)	(1,360)	(6,314)

Other income (expense), net	268	(66)	1,262	284

Income (loss) before income taxes	724	(2,623)	(98)	(6,030)

Less: (Benefit) provision for income taxes	(895)	63	(356)	231

Consolidated net income (loss)	1,619	(2,686)	258	(6,261)

Less: Net income (loss) attributable to noncontrolling interest	8	2	91	(14)

Net income (loss) attributable to Vicor Corporation	$1,611	($2,688)	$167	($6,247)

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.04	($0.07)	$0.00	($0.16)
Diluted	$0.04	($0.07)	$0.00	($0.16)

Shares outstanding:
Basic	39,383	38,936	39,228	38,842
Diluted	40,135	38,936	39,933	38,842

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31, 2017 (Unaudited)	DEC 31, 2016 (Unaudited)
Assets

Current assets:
Cash and cash equivalents	$44,230	$56,170
Accounts receivable, net	34,487	25,216
Inventories, net	36,499	27,136
Other current assets	3,616	3,250

Total current assets	118,832	111,772

Long-term deferred tax assets	210	38
Long-term investments, net	2,525	2,508
Property, plant and equipment, net	41,356	37,574
Other assets	2,801	2,175

Total assets	$165,724	$154,067

Liabilities and Equity

Current liabilities:
Accounts payable	$9,065	$7,588
Accrued compensation and benefits	9,891	8,965
Accrued expenses	2,989	2,179
Income taxes payable	300	92
Deferred revenue	5,791	3,403

Total current liabilities	28,036	22,227

Long-term deferred revenue	303	374
Contingent consideration obligations	678	253
Long-term income taxes payable	195	196
Other long-term liabilities	93	—

Total liabilities	29,305	23,050

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	181,914	176,859
Retained earnings	93,605	93,438
Accumulated other comprehensive loss	(478)	(561)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	136,114	130,809
Noncontrolling interest	305	208

Total equity	136,419	131,017

Total liabilities and equity	$165,724	$154,067